As filed with the Securities and Exchange Commission on December 30, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ONEOK, Inc.

(Exact Name of Registrant as Specified in its charter)

OKLAHOMA	73-1520922
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

100 West Fifth Street

Tulsa, Oklahoma 74103

(918) 588-7000

(Address, including Zip Code, and Telephone Number, including Area Code of Registrant’s Principal Executive Offices)

ONEOK, Inc. Profit Sharing Plan

(Full title of the Plan)

JIM KNEALE Executive Vice President – Finance and Administration and Chief Financial Officer 100 West Fifth Street Tulsa, Oklahoma 74103 (918) 588-7000	STEPHEN W. LAKE Gable & Gotwals 100 West Fifth Street, Suite 1100 Tulsa, Oklahoma 74103 (918) 595-4800

(Names, Addresses, including Zip Code, and

Telephone Numbers, including Area Code,

of Agents for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Common stock, $0.01 par value	1,000,000	$28.26	$28,260,000	$3,326.20

Exhibit Index on Page 9.

(1)	Represents the number of shares of common stock of ONEOK, Inc. (“we,” “us” or the “Company”), par value $0.01 per share, registered hereunder for issuance under the ONEOK, Inc. Profit Sharing Plan (the “Plan”). This number represents the maximum number of shares of our common stock currently issuable under the Plan.

(2)	Pursuant to Rules 457(c) and 457(h), this estimate is based on a price of $28.26 per share of our common stock, which equals the average of the high and low prices of our common stock as reported by the New York Stock Exchange on December 28, 2004 (a date within 5 business days prior to the date of filing this registration statement).

(3)	Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee.

(4)	Pursuant to SEC Press Release No. 2004-167 (Fee Rate Advisory #6 for Fiscal Year 2005, dated December 9, 2004), the registration fee for fiscal year 2004 under Section 6(b) of the Securities Act of 1933, as amended, is $117.70 per $1,000,000 of the maximum aggregate offering price.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to employees as specified in Rule

428(b)(1). These documents, and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus for purpose of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents are hereby incorporated by reference into this registration statement:

(1)	Our annual report on Form 10-K for the year ended December 31, 2003.

(2)	All other reports filed by us or the Plan pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2003, which include:

(a)	Our quarterly reports on Form 10-Q for the quarterly period ended March 31, 2004, the quarterly period ended June 30, 2004 and the quarterly period ended September 30, 2004; and

(b)	Our current reports on Form 8-K dated January 15, 2004, January 20, 2004, January 22, 2004, January 23, 2004, January 28, 2004, January 30, 2004, February 4, 2004, February 5, 2004, February 9, 2004, February 20, 2004, February 25, 2004, February 26, 2004, March 2, 2004, March 22, 2004, March 25, 2004, April 15, 2004, April 15, 2004, April 15, 2004, April 26, 2004, April 28, 2004, May 20, 2004, July 30, 2004, August 20, 2004, August 20, 2004, September 17, 2004, September 17, 2004, September 20, 2004, September 27, 2004, October 6, 2004, November 17, 2004, November 19, 2004 and December 20, 2004.

(3)	The description of our common stock contained in a registration statement on Form S-3 (No. 333-104318), filed April 4, 2003.

(4)

In addition, all documents filed subsequent to the date hereof by us or the Plan pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, and prior to the filing of a post-effective amendment which indicates that all securities have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 5.	Interests of Named Experts and Counsel

The legality of the securities that may be issued under the Plan has been passed upon by the firm of Gable & Gotwals, 100 West Fifth Street, Suite 1100, Tulsa, Oklahoma 74103-4217, counsel for the Company.

Item 6.	Indemnification of Directors and Officers

ONEOK, Inc., (the “Company”) as an Oklahoma corporation, is empowered by section 1031 of the Oklahoma General Corporation Act, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made or threatened to be made a party by reason of his being or having been a director, officer, employee or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. Article VIII of the by-laws of the Company provides that directors and officers of the Company shall be indemnified by the Company to the fullest extent permitted by Oklahoma law as now or hereafter enforced, including the advance of related expenses. In addition, indemnification agreements, the form of which has been previously approved by the shareholders of the Company, have been entered into between the Company and each of its directors and executive officers.

The certificate of incorporation of the Company provides that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which would involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

Pursuant to Article VIII of the by-laws of the Company, upon authorization and determination (1) by the board of directors by a majority vote of the directors who were not parties to such action, suit, or proceeding, even though less than a quorum; (2) by a committee of directors designated by a majority vote of the directors, even though less than a quorum; (3) if there are no such directors, or if such directors so direct, by independent counsel in a written opinion; or (4) by the shareholders, the Company is obligated to indemnify any person who incurs liability by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a member of any committee or similar body, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in an action by or in the right of the Company, no indemnification will be made if such person shall be adjudged to be liable to the Company, unless such indemnification is allowed by a court of competent jurisdiction.

The indemnification agreements referred to above provide that the Company is obligated to indemnify the specified director or executive officer to the fullest extent permitted by law. The agreements provide that, upon request by a director or executive officer, the Company is obligated to advance expenses for defense of a claim made against the director or executive officer. The obligation of the Company to indemnify the director or executive officer is subject to applicable law and the determination by a “reviewing party” selected by the board of directors that the director or executive officer is entitled to indemnification. In addition, the agreements obligate the Company to indemnify the specified executive officer or director to the extent of the Company’s recoveries under insurance policies regardless of whether the director or executive officer is ultimately determined to be entitled to indemnification. The agreements also provide for partial indemnification if a portion of a claim for indemnification is not allowed by the reviewing party appointed by the board of directors.

Under insurance policies obtained by the Company, coverage of Company officers and directors against liability for neglect, errors, omissions, or breaches of duty in their capacities as such is provided for both the Company, to the extent that it is obligated to indemnify such officers and directors, and the officers and directors themselves. Coverage is also provided to the Company for claims arising from any such conduct in connection with any purchase or sale of, or any offer to purchase or sell, securities issued by the Company. Such coverage is provided in the amount of $100,000,000, with a retained limit by the Company of $500,000. The insurance company is obligated to pay any covered loss in excess of the $500,000 retained limit and covered defense costs from the first dollar, up to the policy limit of $100,000,000. Among the policy exclusions are those which exclude coverage for accounting for profits made within the meaning of Section 16(b) of the Securities Exchange Act of 1934, claims based upon or attributable to directors and officers gaining any personal profit or advantage to which such individuals are not legally entitled, and for any claims brought about or attributable to the dishonesty of an officer or director.

It is recognized that the above-summarized provisions of the Company’s certificate of incorporation, by-laws, indemnification agreements and the applicable provisions of the Oklahoma General Corporation Act, may be sufficiently broad to indemnify officers, directors, and controlling persons of the Company against liabilities arising under such Act.

Item 8.	Exhibits

Ex. No.	Description

4(a)	Certificate of Incorporation of WAI, Inc. (now ONEOK, Inc.) filed May 16, 1997 (incorporated by reference from Exhibit 3.1 to Amendment No. 3 to Registration Statement on Form S-4, filed August 6, 1997, Commission File No. 333-27467).

4(b)	Certificate of Merger of ONEOK, Inc. (formerly WAI, Inc.) filed November 26, 1997 (incorporated by reference from Exhibit (1)(b) to Form 10-Q dated May 31, 1998).

4(c)	Amended Certificate of Incorporation of ONEOK, Inc. filed January 16, 1998 (incorporated by reference from Exhibit (1)(b) to Form 10-Q dated May 31, 1998).

4(d)	Amendment to Certificate of Incorporation of ONEOK, Inc. filed May 23, 2001 (incorporated by reference from Exhibit 4.6 to Registration Statement on Form S-3, as amended, Commission File No. 333-65392).

4(e)	Certificate of Decrease of $0.925 Series D Non-Cumulative Convertible Preferred Stock (Par Value $0.01) of ONEOK, Inc., filed October 2, 2003 (incorporated by reference from Exhibit 3.4 to Form 10-K filed on March 3, 2004).

4(f)	Certificate of Retirement of $0.925 Series D Non-Cumulative Convertible Preferred Stock (Par Value $0.01) of ONEOK, Inc., filed January 6, 2004 (incorporated by reference from Exhibit 3.5 to Form 10-K filed on March 3, 2004).

4(g)	Bylaws of ONEOK, Inc. (incorporated by reference from Exhibit 3 to Form 10-Q for the period ended March 31, 2004).

4(h)	Certificate of Designation for Convertible Preferred Stock of WAI, Inc. (now ONEOK, Inc.), filed November 26, 1997 (incorporated by reference from Exhibit 3.3 to the Company’s Amendment No 3. to Registration Statement on Form S-4, filed August 31, 1997, Commission File No. 333-27467).

Ex. No.	Description

4(i)	Certificate of Designation for Series C Participating Preferred Stock of ONEOK, Inc., filed November 26, 1997 (incorporated by reference from Exhibit No. 1 to Form 8-A, filed November 26, 1997).

4(j)	Form of Common Stock Certificate (incorporated by reference from Exhibit 1 to the Company’s Registration Statement on Form 8-A filed November 21, 1997).

4(k)	Amended and Restated Rights Agreement dated as of February 5, 2003, between ONEOK, Inc. and UMB Bank, N.A., as Rights Agent (incorporated by reference from Exhibit 1 to Registration Statement on Form 8-A/A (Amendment No. 1), dated February 5, 2003).

5*	Opinion of Gable & Gotwals

23(a)	Consent of Gable & Gotwals (See Exhibit 5)

23(b)*	Consent of KPMG LLP

24	Power of Attorney (included on the signature page hereof)

99*	ONEOK, Inc. Profit Sharing Plan

*	Filed herewith.

The Company hereby undertakes to submit the Plan and any amendments thereto to the Internal Revenue Service in a timely manner and will make all changes required by the Internal Revenue Service in order to qualify the Plan.

Item 9.	Undertakings

a.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of shares offered (if the total dollar value of shares offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs a.(1)(a) and a.(1)(b) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned registrant hereby undertakes that, for purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa and the State of Oklahoma, on the 30th day of December, 2004.

ONEOK, Inc.

By:	/s/ DAVID L. KYLE
David L. Kyle
Chairman of the Board, President and
Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes David L. Kyle and Jim Kneale, or either of them, as attorney-in-fact with full power of substitution, to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all post-effective amendments and all instruments necessary or incidental in connection therewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 16th day of December, 2004.

/s/ DAVID L. KYLE	/s/ JIM KNEALE
David L. Kyle	Jim Kneale
Chairman of the Board, President,	Executive Vice President – Finance and Administration
and Chief Executive Officer, and Director	and Chief Financial Officer

/s/ WILLIAM M. BELL	/s/ CURTIS L. DINAN
William M. Bell	Curtis L. Dinan
Director	Senior Vice President - Chief Accounting Officer

/s/ DOUGLAS A. NEWSOM
James C. Day	Douglas A. Newsom
Director	Director

/s/ JULIE H. EDWARDS	/s/ GARY D. PARKER
Julie H. Edwards	Gary D. Parker
Director	Director

/s/ WILLIAM L. FORD	/s/ EDUARDO A. RODRIGUEZ
William L. Ford	Eduardo A. Rodriguez
Director	Director

/s/ BERT H. MACKIE	/s/ J.D. SCOTT
Bert H. Mackie	J.D. Scott
Director	Director

/s/ PATTYE L. MOORE	/s/ MOLLIE B. WILLIFORD
Pattye L. Moore	Mollie B. Williford
Director	Director

EXHIBIT INDEX

Ex. No.	Description

4(a)	Certificate of Incorporation of WAI, Inc. (now ONEOK, Inc.) filed May 16, 1997 (incorporated by reference from Exhibit 3.1 to Amendment No. 3 to Registration Statement on Form S-4, filed August 6, 1997, Commission File No. 333-27467).

4(b)	Certificate of Merger of ONEOK, Inc. (formerly WAI, Inc.) filed November 26, 1997 (incorporated by reference from Exhibit (1)(b) to Form 10-Q dated May 31, 1998).

4(c)	Amended Certificate of Incorporation of ONEOK, Inc. filed January 16, 1998 (incorporated by reference from Exhibit (1)(b) to Form 10-Q dated May 31, 1998).

4(d)	Amendment to Certificate of Incorporation of ONEOK, Inc. filed May 23, 2001 (incorporated by reference from Exhibit 4.6 to Registration Statement on Form S-3, as amended, Commission File No. 333-65392).

4(e)	Certificate of Decrease of $0.925 Series D Non-Cumulative Convertible Preferred Stock (Par Value $0.01) of ONEOK, Inc., filed October 2, 2003 (incorporated by reference from Exhibit 3.4 to Form 10-K filed on March 3, 2004).

4(f)	Certificate of Retirement of $0.925 Series D Non-Cumulative Convertible Preferred Stock (Par Value $0.01) of ONEOK, Inc., filed January 6, 2004 (incorporated by reference from Exhibit 3.5 to Form 10-K filed on March 3, 2004).

4(g)	Bylaws of ONEOK, Inc. (incorporated by reference from Exhibit 3 to Form 10-Q for the period ended March 31, 2004).

4(h)	Certificate of Designation for Convertible Preferred Stock of WAI, Inc. (now ONEOK, Inc.), filed November 26, 1997 (incorporated by reference from Exhibit 3.3 to the Company’s Amendment No 3. to Registration Statement on Form S-4, filed August 31, 1997, Commission File No. 333-27467).

4(i)	Certificate of Designation for Series C Participating Preferred Stock of ONEOK, Inc., filed November 26, 1997 (incorporated by reference from Exhibit No. 1 to Form 8-A, filed November 26, 1997).

4(j)	Form of Common Stock Certificate (incorporated by reference from Exhibit 1 to the Company’s Registration Statement on Form 8-A filed November 21, 1997).

4(k)	Amended and Restated Rights Agreement dated as of February 5, 2003, between ONEOK, Inc. and UMB Bank, N.A., as Rights Agent (incorporated by reference from Exhibit 1 to Registration Statement on Form 8-A/A (Amendment No. 1), dated February 5, 2003).

5*	Opinion of Gable & Gotwals

23(a)	Consent of Gable & Gotwals (See Exhibit 5)

Ex. No.	Description

23(b)*	Consent of KPMG LLP

24	Power of Attorney (included on the signature page hereof)

99*	ONEOK, Inc. Profit Sharing Plan

*	Filed herewith.